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                                                                  Exhibit 10.156
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July 30, 2001

1. This contract between Meadow Valley and Thomas Mining, LLC will be for a term of five (5) years, beginning September 1, 2001 and ending August 31, 2006. There is an Option term that would be for a two (2) year period beginning September 1, 2006 and ending on August 31, 2008.

2. Meadow Valley will do all the crushing out of Thomas Mining pit for any job where they may need material in the Yuma area.

3. There is to be a fifty cents ($0.50) per ton royalty charge for the first 100,000 tons of material used by Meadow Valley for Meadow Valley projects.

4. After the first 100,000 tons, the next 100,000 tons will be at a royalty charge of sixty-five cents ($0.65) per ton.

5. After the first 200,000 tons and through the balance of the five-year contract, the royalty price will be eighty-five cents ($0.85) per ton. During the two-year (2) option term the royalty price will be ninety-five ($0.95) per ton, with the right to negotiate on large jobs.

6. Thomas Mining, LLC has the right to sell ABC, rock, sand etc. to any other contractors.

7. In the event another contractor got a job and material was required, Meadow Valley will do all the crushing for Thomas Mining, LLC and the price for the particular material will be negotiated between Meadow Valley and Thomas Mining, LLC before bid time. Thomas Mining, LLC will then sell the material to the other contractor at whatever price Thomas Mining, LLC and the other contractor work out.

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8.   Thomas Mining, LLC will provide a well that will discharge 300 gallons per minute. When Meadow Valley uses the well, Meadow Valley will pay for the power to run the well.

9. Meadow Valley agrees to do all crushing for Thomas Mining, LLC and the fees for that will be negotiated. In the event Meadow Valley can not perform on crushing demands or negotiate the fees, Thomas Mining, LLC, reserves the option to hire another firm or bring in their own equipment to do crushing.

10. Meadow Valley will maintain all insurance necessary for their operation at the pit and name Thomas Mining, LLC as additional insured.

11. At the expiration of this contract, Meadow Valley has six (6) months to remove equipment and clean site or complete any incomplete projects.

12. 988F loader to be supplied by BLT Companies at an agreed rate of $80.00 per hour with an increase each year, after the first year, of 3% per year, without operator and maintained by Meadow Valley unless both parties agree otherwise. Any damage caused by Meadow Valley will be paid by Meadow Valley.

13. Scales will be provided by Thomas Mining, LLC at a charge to Meadow Valley of twenty cents ($0.20) per ton. Scales will be operated by BLT Companies.

14. If Material is taken from BLM land Meadow Valley will pay a willage fee of forty cents ($0.40) per ton to Thomas Mining LLC plus the royalty prices that BLM sets.


Thomas Mining, LLC                      Meadow Valley

/s/ BRIAN LEE THOMAS                    /s/ Samuel J. Grasmick
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By: Brian Lee Thomas    dated           By: Samuel J. Grasmick    dated 8/10/01
                                            --------------------

Its: Manager                            Its: Area Manager
                                             -------------------

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